EXHIBIT 4.13
FIRST AMENDMENT TO CREDIT AGREEMENT
     FIRST AMENDMENT TO CREDIT AGREEMENT (hereinafter referred to as the “Amendment”) is dated as of April 22, 2008, but effective as of December 31, 2007, by and among GASCO ENERGY, INC. (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors (the “Guarantors”), the LENDERS party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (“Administrative Agent”). Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms used but not defined in this Amendment have the meanings assigned to such terms in the Credit Agreement (as defined below).
WITNESSETH:
     WHEREAS, Borrower, Guarantors, Administrative Agent and Lenders have entered into that certain Credit Agreement dated as of March 29, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent desire to amend the Credit Agreement as provided herein upon the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Guarantors, the Lenders and the Administrative Agent hereby agree as follows:
     SECTION 1. Amendments to Credit Agreement. Subject to the satisfaction or waiver in writing of each condition precedent set forth in Section 2 hereof, and in reliance on the representations, warranties, covenants and agreements contained in this Amendment, the Credit Agreement shall be amended in the manner provided in this Section 1.
     1.1 Swap Agreements. Section 7.05 of the Credit Agreement shall be and it hereby is amended in its entirety to read as follows:
     Section 7.05. Swap Agreements. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, enter into or maintain any Swap Agreement, except Swap Agreements with an Approved Counterparty and a tenor not greater than 5 years entered into in the ordinary course of business and not for speculative purposes to (a) hedge or mitigate Crude Oil and Natural Gas price risks to which the Borrower or any Restricted Subsidiary has actual exposure; provided that such Swap Agreements (at the time each transaction under such Swap Agreement is entered into) would not cause the aggregate notional volume for each of Crude Oil and Natural Gas, calculated separately, under all Swap Agreements then in effect to exceed eighty percent (80%) of the “forecasted production from proved producing reserves” (as defined below) of the Borrower and the Restricted Subsidiaries for each month during the period such Swap Agreement is in effect; except that, with respect to the determination Borrower’s compliance with this Section 7.05 during the calendar year ending December 31, 2009, such notional volumes for each of Crude Oil and Natural Gas, calculated separately, shall not exceed the greater of (i) the notional volumes of all Swap Agreements in effect as of April 22, 2008 and
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(ii) the notional volumes permitted under the immediately preceding proviso, and (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect with respect to interest rates) do not exceed 100% of the then outstanding principal amount of the Indebtedness for borrowed money of the Borrower and its Subsidiaries, on a consolidated basis. As used in this clause, “forecasted production from proved producing reserves” means the forecasted production of Crude Oil and Natural Gas as reflected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 6.01, after giving effect to any pro forma adjustments for the consummation of any Acquisitions or dispositions since the effective date of such Reserve Report. Once the Borrower or any Restricted Subsidiaries enters into a Swap Agreement or any hedge transaction pursuant to any Swap Agreement, the terms and conditions of such Swap Agreement and such hedge transaction may not be amended or modified, nor may such Swap Agreement or hedge transaction be cancelled, assigned, sold or transferred without the prior written consent of Required Lenders. Upon the request of the Required Lenders, Borrower will, and will cause each Restricted Subsidiary to, take all actions necessary to cause all of its right, title and interest in each Swap Agreement to which it is a party and the hedge transactions related thereto to be collaterally assigned to the Administrative Agent, for the benefit of the Secured Parties, and shall, if requested by the Administrative Agent or the Required Lenders, use its commercially reasonable efforts to cause each such agreement or contract to (a) expressly permit such assignment and (b) upon the occurrence of any default or event of default under such agreement or contract, (i) to permit the Lenders to cure such default or event of default and assume the obligations of such Credit Party under such agreement or contract and (ii) to prohibit the termination of such agreement or contract by the counterparty thereto if the Lenders assume the obligations of such Credit Party under such agreement or contract and the Lenders take the actions required under the foregoing clause (i). Upon the request of the Administrative Agent, the Borrower shall, within thirty (30) days of such request, provide to the Administrative Agent and each Lender copies of all agreements, documents and instruments evidencing the Swap Agreements not previously delivered to the Administrative Agent and Lenders, certified as true and correct by a Financial Officer of the Borrower, and such other information regarding such Swap Agreements as the Administrative Agent and Lenders may reasonably request.
     1.2 Notices. Subclause (ii) of Section 11.01(a) shall be and it hereby is amended in its entirety to read as follows:
     (ii) if to the Administrative Agent or Issuing Bank, to JPMorgan Chase Bank, N.A., Mail Code IL1-0010, 10 South Dearborn Street, 5th Floor, Chicago, Illinois 60603, Telecopy No.: (312) 385-7095, Attention: Victor Perez, with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, Dallas, Texas 75201, Telecopy No. (214) 965-3280, Attention: J. Scott Fowler, Senior Vice President;
SECTION 2. Conditions. The amendments to the Credit Agreement contained in Section 1 of this Amendment shall be effective as of December 31, 2007 upon the satisfaction of each of the conditions set forth in this Section 2.
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     2.1 Execution and Delivery. Each Credit Party, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.
     2.2 No Default. No Default shall have occurred and be continuing or shall result from the effectiveness of this Amendment.
     2.3 Other Documents. The Administrative Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Administrative Agent or its special counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Administrative Agent.
SECTION 3. Representations and Warranties of the Credit Parties. To induce the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders as follows:
     3.1 Reaffirmation of Representations and Warranties/Further Assurances. After giving effect to the amendments herein, each representation and warranty of such Credit Party contained in the Credit Agreement or in any other Loan Document is true and correct in all material respects on the date hereof (except to the extent such representations and warranties relate solely to an earlier date, in which case, such representations and warranties are true and correct as of such earlier date).
     3.2 Corporate Authority; No Conflicts. The execution, delivery and performance by such Credit Party of this Amendment and all documents, instruments and agreements contemplated herein are within such Credit Party’s corporate or other organizational powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any court or agency of government and do not violate or constitute a default under any provision of any applicable law or other agreements binding upon such Credit Party or result in the creation or imposition of any Lien upon any of the assets of such Credit Party except for Liens permitted under Section 7.02 of the Credit Agreement.
     3.3 Enforceability. This Amendment constitutes the valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.
SECTION 4. Miscellaneous.
     4.1 Reaffirmation of Loan Documents and Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. Each Credit Party hereby agrees that the amendments and modifications herein contained shall in no manner affect or impair the liabilities, duties and obligations of any Credit Party under the Credit Agreement and the other Loan Documents or the Liens securing the payment and performance thereof.
     4.2 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
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     4.3 Legal Expenses. Each Credit Party hereby agrees to pay all reasonable fees and expenses of special counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.
     4.4 Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. However, this Amendment shall bind no party until each Credit Party, the Lenders (or at least the required percentage thereof), and the Administrative Agent have executed a counterpart. Delivery of photocopies of the signature pages to this Amendment by facsimile or electronic mail shall be effective as delivery of manually executed counterparts of this Amendment.
     4.5 Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     4.6 Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.
[Signature Pages Follow]
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     IN WITNESS WHEREOF, the parties have caused this First Amendment to Credit Agreement to be duly executed as of the date first above written.

BORROWER: GASCO ENERGY, INC.
By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS: GASCO PRODUCTION COMPANY
By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	Executive Vice President and Chief Financial Officer

RIVERBEND GAS GATHERING, LLC
By:	Gasco Energy, Inc.
Its Managing Member

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	Executive Vice President and Chief Financial Officer

MYTON OILFIELD RENTALS, LLC
By:	Gasco Energy, Inc.
Its Managing Member

By:	/s/ W. King Grant
	Name:	W. King Grant
	Title:	Executive Vice President and Chief Financial Officer

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JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent,
By:	/s/ Brian Orlando
	Name:	Brian Orlando
	Title:	Vice President

First Amendment to Credit Agreement — Signature Page